EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

IT’S DIVINE, INC.

ARTICLE 1 - NAME

The name of the Corporation is IT’S DIVINE, INC.

ARTICLE 2 – REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road Rodney Building #10,Wilmington, DE 19810 in the County of New Castle. The name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.

ARTICLE 3 – PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE 4 – CAPITAL STOCK

Section 4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated as Common Stock (as defined below) and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 320,000,000 shares consisting of: (i) 300,000,000 shares of Common Stock (“Common Stock”), par value $.0001; and (ii) 20,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

Section 4.2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance thereof the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

1.	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2.	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

3.	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4.	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

5.	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

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6.	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

7.	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

8.	the provisions, if any, of a sinking fund applicable to such series; and

9.	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Prior to the issuance of any shares of a series, but after adoption by the Board of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Delaware as may be required by law.

ARTICLE 5 – DIRECTORS

Section 5.1. Number, Election and Terms of Directors. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, if any, (i) the number of the Directors of the Corporation will not be less than one and (ii) subject to clause (i), the authorized number of Directors may be determined from time to time only by a vote of a majority of the total number of Directors then in office. Election of directors need not be by written ballot.

Section 5.2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 5.3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders with or without cause.

Section 5.4 No Cumulative Voting. At each election for directors, every stockholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such stockholder for as many persons as there are directors to be elected. No cumulative voting for directors, however, shall be permitted.

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ARTICLE 6 – AMENDMENTS

The Board of Directors, without the necessity of stockholder vote, shall have the authority to amend or repeal this Certificate of Incorporation to the fullest extent allowable by the DGCL including Section 242 and any successor or related provisions. Where stockholder vote is required the affirmative vote of the holders of at least a majority of the quorum, voting together as a single class, is required to amend or repeal this Certificate of Incorporation.

The Board may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation.

ARTICLE 7 – LIMITATION OF DIRECTORS’ LIABILITY

To the fullest extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect, no member of the Board shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to any acts or omissions in the performance of his or her duties as a member of the Board. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any member of the Board for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

ARTICLE 8 - INDEMNIFICATION

Section 8.1. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted by the DGCL, as it now exists or may be amended, any current or former director or officer of the Corporation who is made, or threatened to be made, a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) (collectively, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or an administrator or fiduciary with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise (a “beneficiary”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (or comparable non-U.S. law) excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such beneficiary in connection therewith; except that the Corporation shall indemnify any such beneficiary in connection with a proceeding (or part thereof) initiated by such beneficiary only if such proceeding (or part thereof) was authorized by the Board or is initiated to enforce a beneficiary’s rights under this Section 8.1 or Section 8.2. No amendment to this Article 8 that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.

Section 8.2. Right to Advancement of Expenses. The rights granted under Section 1 of this Article 8 shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); except that, if the DGCL so requires, an advancement of expenses incurred by an beneficiary in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such beneficiary, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking , by or on behalf of such beneficiary, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such beneficiary is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 8.1 and 8.2 shall be contract rights and such rights shall continue as to a beneficiary who has ceased to be a director or officer and shall inure to the benefit of the beneficiary’s heirs, executors and administrators. No amendment to this Article 8 that limits the Corporation’s obligation regarding advancement of expenses shall have any effect on that right for a claim arising out of an act or omission that occurs prior to the date of the amendment.

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Section 8.3. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Article 8 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 8.4. Non-Exclusivity of Rights. Any indemnification or advancement of expenses made pursuant to this Article 8 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE 9 – FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

ARTICLE 10 – DURATION

The duration of the Corporation’s existence shall be perpetual.

ARTICLE 11 – NO PREEMPTIVE RIGHTS

No preemptive rights to acquire additional securities issued by the Corporation shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent otherwise provided by contract.

ARTICLE 12 – INCORPORATOR

The name and address of the incorporator is:

Laura E. Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of May 17, 2016.

By:	/s/ Laura E. Anthony
Name:	Laura E. Anthony, Esq.
Title:	Incorporator

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